Exhibit 10.11

FORM OF

PHILIP MORRIS INTERNATIONAL INC.

2008 PERFORMANCE INCENTIVE PLAN

DEFERRED STOCK AGREEMENT

FOR PHILIP MORRIS INTERNATIONAL INC. COMMON STOCK

WITH RESPECT TO ALTRIA DEFERRED STOCK GRANTED BEFORE 2008

(March 28, 2008)

PHILIP MORRIS INTERNATIONAL INC. (the “Company”), a Virginia corporation, hereby grants to the employee (the “Employee”) under the Philip Morris International Inc. 2008 Performance Incentive Plan (the “Plan”) a Deferred Stock Award (the “Award”) dated March 28, 2008 immediately following the distribution of Company Common Stock to Altria Group, Inc. shareholders (the “Award Date”) with respect to the number of shares (the “Deferred Shares”) of the Common Stock of the Company (the “Common Stock”) shown in the Statement of Grants and Awards (the “Statement”) mailed to the Employee shortly after March 28, 2008, all in accordance with and subject to the following terms and conditions:

1. Restrictions. Subject to Section 2 below, the restrictions on the Deferred Shares shall lapse and the Deferred Shares shall vest on the Vesting Date set forth in the Statement (the “Vesting Date”), provided that the Employee remains an employee of the PMI Group or, in the case of an Applicable Kraft Employee or Applicable Altria Employee, the Altria Group or the Kraft Group, as relevant, during the entire period commencing on the Award Date and ending on the Vesting Date.

2. Termination of Employment Before Vesting Date. In the event of the termination of the Employee’s employment with the PMI Group or, in the case of an Applicable Altria Employee or Applicable Kraft Employee, the Altria Group or the Kraft Group, as relevant, prior to the Vesting Date due to death, Disability or Normal Retirement, the restrictions on the Deferred Shares shall lapse and the Deferred Shares shall become fully vested on the date of death, Disability, or Normal Retirement.

If the Employee’s employment with the PMI Group or, in the case of an Applicable Altria Employee or Applicable Kraft Employee, the Altria Group or the Kraft Group, as relevant, is terminated for any reason other than death, Disability, or Normal Retirement prior to the Vesting Date, the Employee shall forfeit all rights to the Deferred Shares. Notwithstanding the foregoing, upon the termination of an Employee’s employment with the PMI Group or, in the case of an Applicable Altria Employee or Applicable Kraft Employee, the Altria Group or the Kraft Group, as relevant, the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Deferred Shares.

3. Voting and Dividend Rights. The Employee does not have the right to vote the Deferred Shares or receive dividends prior to the date, if any, such Deferred Shares are paid to the Employee in the form of Common Stock pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Employee shall receive cash payments (less applicable withholding taxes) in lieu of dividends otherwise payable with respect to shares of Common Stock equal in number to the Deferred Shares that have not been forfeited, as such dividends are paid.

4. Transfer Restrictions. This Award and the Deferred Shares are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Deferred Shares shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 7 below.

5. Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the granting, vesting, or payment of this Award, as the case may be, by deducting the number of Deferred Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Deferred Shares awarded, vested, paid, or otherwise becoming subject to current taxation. The Company is also authorized to satisfy the actual withholding taxes arising from the granting or vesting of this Award, or hypothetical withholding tax amounts if the Employee is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested Deferred Shares by the Employee. Deferred Shares deducted from this Award in satisfaction of actual minimum withholding tax requirements shall be valued at the Fair Market Value of the Common Stock received in payment of vested Deferred Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws. If the Employee is covered by a Company tax equalization policy, the Employee also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.

6. Death of Employee. If any of the Deferred Shares shall vest upon the death of the Employee, any Common Stock received in payment of the vested Deferred Shares shall be registered in the name of the estate of the Employee except that, to the extent permitted by the Compensation Committee, if the Company shall have received in writing a beneficiary designation, the Common Stock shall be registered in the name of the designated beneficiary.

7. Payment of Deferred Shares. Each Deferred Share granted pursuant to this Award represents an unfunded and unsecured promise of the Company to issue to the Employee, on or as soon as practicable after the date the Deferred Share becomes fully vested pursuant to Section 1 or 2 and otherwise subject to the terms of this Agreement, the value of one share of the Common Stock. Except as otherwise expressly provided in the Statement and subject to the terms of this Agreement, such issuance shall be made to the Employee (or, in the event of his or her death to the Employee’s estate or beneficiary as provided above) in the form of Common Stock as soon as practicable following the full vesting of the Deferred Share pursuant to Section 1 or 2, provided, however, that if the Company determines that settlement in the form of Common Stock is impractical or impermissible under the laws of the Employee’s country of residence, the Deferred Shares will be settled in the form of cash.

8. Special Payment Provisions. Notwithstanding anything in this Agreement to the contrary, if the Employee (i) is subject to US Federal income tax on any part of the payment of the Deferred Shares, (ii) is a “specified employee” within the meaning of section 409A(a)(2)(B) of the Internal Revenue Code and the regulations thereunder, and (iii) will become eligible for Normal Retirement (A) for Deferred Shares with a Vesting Date between January 1 and March 15, before the calendar year preceding the Vesting Date and (B) for Deferred Shares with a Vesting Date after March 15, before the calendar year in which such Vesting Date occurs, then any payment of Deferred Shares under Section 7 that is on account of his separation from service within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations thereunder shall be delayed until six months following such separation from service. In addition, if such an Employee is not vested in his Deferred Shares, and the Employee (i) becomes eligible for Normal Retirement while employed by a member of the PMI Group that would not be a “service recipient” with respect to the Award within the meaning of the regulations under section 409A of the Code or (ii) becomes eligible for Normal Retirement and subsequently transfers to a member of the PMI Group that would not be a “service recipient” with respect to the Award within the meaning of the regulations under section 409A of the Code, then the Employee’s Deferred Shares shall be paid to the Employee at such time in accordance with Section 7 (based on the value of shares of Common Stock at the time of payment), subject to a six-month delay from the date treated as a separation from service within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations thereunder.

9. Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of a restatement of the Company’s financial statements, an Employee has received greater compensation in connection with the Award than would been received absent the incorrect financial statements, the Board or Committee, in its discretion, may take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the full or partial cancellation of this Award and, with respect to Deferred Shares that have vested, requiring the Employee to repay to the Company the full or partial Fair Market Value of the Award determined at the time of vesting, and the Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate actions in such circumstances. This Section 9 shall apply only with respect to Deferred Shares that were granted in connection with Altria Group, Inc. deferred shares granted on or after January 31, 2007.

10. Other Terms and Definitions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Secretary, Philip Morris International Inc., 120 Park Avenue, New York, New York 10017) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan.

In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Award, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Deferred Shares, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with the PMI Group, in each case subject to any Board or Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

For purposes of this Agreement, the term “Disability” means permanent and total disability as determined under procedures established by the Company or, in the case of an Applicable Altria Employee or Applicable Kraft Employee, by Altria Group, Inc. or Kraft Foods Inc., as relevant, for purposes of the Plan. In addition, the term “Normal Retirement” means retirement from active employment (i) under a pension plan of any member of the PMI Group or under an employment contract with any member of the PMI Group, (ii) in the case of an Applicable Altria Employee, under a pension plan of any member of the Altria Group or under an employment contract with any member of the Altria Group, or (iii) in the case of an Applicable Kraft Employee, under a pension plan of any member of the Kraft Group or under an employment contract with any member of the Kraft Group, on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” an Employee’s termination of employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement. An “Applicable Altria Employee” means an Employee employed by the Altria Group on March 28, 2008 or who transfers from the PMI Group to the Altria Group during the period from March 28, 2008 to December 31, 2008. An “Applicable Kraft Employee” means an Employee employed by the Kraft Group on March 28, 2007 or who transferred from the Altria Group or the PMI Group to the Kraft Group during the period from March 30, 2007 to September 30, 2007. “PMI Group” means the Company and each of its subsidiaries and affiliates. “Altria Group” means Altria Group, Inc. and each of its subsidiaries and affiliates. “Kraft Group” means Kraft Foods Inc. and each of its subsidiaries and affiliates. Generally, for purposes of this Agreement, (i) a “subsidiary” includes only any company in which the applicable entity, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (ii) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the applicable entity of greater than 50 percent or (B) is under common control with the applicable entity through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the applicable entity and the affiliate.

IN WITNESS WHEREOF, this Deferred Stock Agreement has been duly executed as of March 28, 2008.

PHILIP MORRIS INTERNATIONAL INC.

By:
G. Penn Holsenbeck Vice President, Associate General Counsel & Corporate Secretary Philip Morris International Inc.

4